Exhibit 99.1
The Aaron’s Company, Inc. Reports Second Quarter 2024 Financial Results

Atlanta, GA, August 5, 2024 — The Aaron’s Company, Inc. (NYSE: AAN) today released its second quarter 2024 financial results. Highlights of those results are included below, in the attached supplement, and at investor.aarons.com.
Second Quarter 2024 Consolidated Results:
•Revenues were $503.1 million
•Net loss was $11.9 million
•Adjusted EBITDA1 was $24.5 million
•Loss per share was $0.39; Non-GAAP loss per share1 was $0.07
Key Business Highlights2:
•Announced the Company entered into a definitive agreement to be acquired by IQVentures Holdings, LLC for $10.10 per share
•Aaron's Business recurring revenue written increased 6.1% driven by 11.1% growth in lease merchandise deliveries
•E-commerce recurring revenue written increased 79.4% benefiting from new omnichannel lease decisioning and customer acquisition program
•Lease portfolio size ended Q2 down 2.0% year-over-year and same store3 lease portfolio size ended Q2 up 1.6% year-over-year
•BrandsMart comparable sales decreased 7.3%
•Announced quarterly cash dividend of $0.125 per share to be paid on October 3, 2024
Transaction with IQVentures Holdings, LLC:
As previously announced on June 17, 2024, The Aaron's Company, Inc. has entered into a definitive agreement to be acquired by IQVentures Holdings, LLC ("IQVentures"), a leading fintech organization, for $10.10 per share in cash, or an enterprise value of approximately $504 million. The transaction is expected to close by the end of the year, subject to shareholder approval and other customary closing conditions.

In light of the pending transaction, the Company will not be hosting an earnings conference call to discuss its results for the quarter and is withdrawing outlook for 2024.
1.Item is a Non-GAAP financial measure. Refer to the "Use of Non-GAAP Financial Information" and supporting reconciliation tables in the attached supplement. For Adjusted EBITDA, the most comparable GAAP metric is net loss. For Non-GAAP loss per share, the most comparable GAAP metric is loss per share.
2.Comparisons are to the prior year period unless otherwise noted. Key operating metrics do not include BrandsMart Leasing.
3.With respect to any metric, "same store" includes all stores open for the 15-month period ended June 30, 2024, excluding stores that received lease agreements from other acquired, closed or merged stores.

About The Aaron's Company, Inc.
Headquartered in Atlanta, The Aaron’s Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron’s offers a direct-to-consumer lease-to-own solution through its approximately 1,210 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with 12 retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company's furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Contact:
Investor Relations – Call: 678-402-3590, Email: InvestorRelations@aarons.com
Media Relations – Call: 678-402-3591, Email: MediaRelations@aarons.com

The Aaron’s Company, Inc. Reports Second Quarter 2024 Financial Results

Atlanta, GA, August 5, 2024 — The Aaron's Company, Inc. (NYSE: AAN) today released its second quarter 2024 financial results.

Second Quarter Consolidated Results	•Revenues were $503.1 million •Net loss was $11.9 million •Adjusted EBITDA[1] was $24.5 million •Loss per share was $0.39; Non-GAAP loss per share[1] was $0.07
Key Business Highlights[2]
•Announced the Company entered into a definitive agreement to be acquired by IQVentures Holdings, LLC for $10.10 per share
•Aaron's Business recurring revenue written increased 6.1% driven by 11.1% growth in lease merchandise deliveries
•E-commerce recurring revenue written increased 79.4% benefiting from new omnichannel lease decisioning and customer acquisition program
•Lease portfolio size ended Q2 down 2.0% year-over-year and same store[3] lease portfolio size ended Q2 up 1.6% year-over-year
•BrandsMart comparable sales decreased 7.3%
•Announced quarterly cash dividend of $0.125 per share to be paid on October 3, 2024

CEO Commentary – “During the second quarter, we continued to see positive momentum in the business, despite ongoing macroeconomic pressures. At the Aaron's Business, our omnichannel lease decisioning and customer acquisition program continued to drive growth in our lease merchandise deliveries leading to quarter-over-quarter improvements in our lease portfolio. At BrandsMart, we opened a new store in Kennesaw, Georgia, and we continued to drive sequential improvements in comparable sales.
We are excited about our recent agreement to be acquired by IQVentures and look forward to closing the transaction by the end of the year. We believe the acquisition provides significant value to our shareholders, and that IQVentures' resources and financial services expertise will help better position the Company to achieve its long-term potential."
– Douglas Lindsay, The Aaron’s Company CEO

1.Item is a Non-GAAP financial measure. Refer to the "Use of Non-GAAP Financial Information" and supporting reconciliation tables below. For Adjusted EBITDA, the most comparable GAAP metric is net loss. For Non-GAAP loss per share, the most comparable GAAP metric is loss per share.
2.Comparisons are to the prior year period unless otherwise noted. Key operating metrics do not include BrandsMart Leasing.
3.With respect to any metric, "same store" includes all stores open for the 15-month period ended June 30, 2024, excluding stores that received lease agreements from other acquired, closed or merged stores.

Consolidated Results[1]

($ in Millions, except EPS)	Q2'24	Q2'23	Change
Revenues	$503.1	$530.4	(5.1)%
Net (Loss) Earnings	(11.9)	6.5	nmf
Adjusted EBITDA[2]	24.5	42.4	(42.3)%
Diluted (Loss) Earnings Per Share	$(0.39)	$0.21	nmf
Non-GAAP Diluted (Loss) Earnings Per Share[2]	$(0.07)	$0.39	(117.9)%

Adjusted Free Cash Flow[2]	Q2'24	Q2'23	Change
Cash Provided by Operating Activities	$11.6	$53.4	(78.2)%
Adjustments[3]	1.7	4.0	(57.5)%
Capital Expenditures	(19.3)	(21.4)	(9.5)%
Adjusted Free Cash Flow[2]	$(6.0)	$36.0	(116.6)%

Returns to Shareholders	Q2'24	Q2'23	Change
Dividends Declared[4]	$3.8	$3.9	(0.7)%
Share Repurchases	$—	$0.8	(100.0)%

1.Year-over-year comparisons may vary due to rounding.
2.Item is a Non-GAAP financial measure. Refer to the "Use of Non-GAAP Financial Information" and supporting reconciliation tables below. For Adjusted EBITDA, the most comparable GAAP metric is net loss. For Non-GAAP loss per share, the most comparable GAAP metric is loss per share.
3.Adjustments include cash (used in) provided by operating activities related to acquisition-related transaction costs paid and real estate transaction related proceeds received during the period.
4.Disclosure based upon dividends declared but not paid for the three months ended June 30, 2024 and 2023.

Segment Results

Aaron's Business[1]
The Aaron’s Business segment includes Aaron's branded Company-operated and franchise-operated stores, the Aarons.com e-commerce platform, Woodhaven, and BrandsMart Leasing. The financial and operating results for the Aaron's Business segment do not include unallocated corporate expenses.

($ in Millions)	Q2'24	Q2'23	Change
Revenues	$369.4	$388.9	(5.0)%
Lease Portfolio Size[2]	$117.2	$119.6	(2.0)%
Same Store[3] Lease Portfolio Size % Change Year-over-Year	1.6%	(6.5)%	810	bps
Lease Renewal Rate[2]	86.8%	88.2%	(140)	bps
Gross Profit Margin	64.5%	63.5%	100	bps
Earnings Before Income Taxes	$17.3	$30.8	(44.0)%
Adjusted EBITDA[4]	$36.3	$49.5	(26.6)%
Adjusted EBITDA Margin[4]	9.8%	12.7%	(290)	bps
Write-Offs %[5]	6.1%	5.4%	70	bps

Ending Store Count[6]	Q2'24	Q2'23	Change
Total Stores	1,205	1,256	(51)
Company-Operated	976	1,026	(50)
GenNext (included in Company-Operated)	269	230	39
Franchised	229	230	(1)

BrandsMart[1]
The BrandsMart segment includes BrandsMart U.S.A. retail stores and the brandsmartusa.com e-commerce platform, but does not include BrandsMart Leasing. The financial and operating results for the BrandsMart segment also do not include unallocated corporate expenses.

($ in Millions)	Q2'24	Q2'23	Change
Revenues	$135.4	$143.8	(5.8)%
Comparable Sales[7]	(7.3)%	(20.9)%	1,360	bps
Gross Profit Margin	25.1%	24.7%	40	bps
(Loss) Earnings Before Income Taxes	$(4.0)	$1.1	nmf
Adjusted EBITDA[4]	$(0.3)	$4.5	(106.3)%
Adjusted EBITDA Margin[4]	(0.2)%	3.1%	(330)	bps

1.Year-over-year comparisons may vary due to rounding.
2.Key operating metrics do not include BrandsMart Leasing.
3.With respect to any metric, "same store" includes all stores open for the 15-month period ended June 30 for the respective periods, excluding stores that received lease agreements from other acquired, closed or merged stores.
4.Item is a Non-GAAP financial measure. Refer to the "Use of Non-GAAP Financial Information" and supporting reconciliation tables below.
5.Provision for Lease Merchandise Write-offs as a percentage of lease revenues and fees, which includes the impact of intercompany eliminations.
6.The typical layout for a Company-operated Aaron's store is a combination of showroom, customer service and warehouse space. Certain Company-operated Aaron's stores consist solely of a showroom.
7.Comparable sales was calculated by comparing BrandsMart retail and other sales for the comparable period in 2023 for all BrandsMart stores open for the entire 15-month period ended June 30, 2024. Comparable sales includes retail sales generated at BrandsMart stores (including retail sales to BrandsMart Leasing), e-commerce sales initiated on the website or app, warranty revenue, gift card breakage, and sales of merchandise to wholesalers and dealers, as applicable. Comparable sales excludes service center related revenues.

Transaction with IQVentures Holdings, LLC
As previously announced on June 17, 2024, The Aaron's Company, Inc. has entered into a definitive agreement to be acquired by IQVentures for $10.10 per share in cash, or an enterprise value of approximately $504 million. The transaction is expected to close by the end of the year, subject to shareholder approval and other customary closing conditions.

In light of the pending transaction, the Company will not be hosting an earnings conference call to discuss its results for the quarter and is withdrawing outlook for 2024.

About The Aaron's Company, Inc.
Headquartered in Atlanta, The Aaron’s Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron’s offers a direct-to-consumer lease-to-own solution through its approximately 1,210 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with 12 retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company's furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "believe," "expect," "expectation," "anticipate," "may," "could," "should," "intend," "seek," "estimate," "plan," "target," "project," "likely," "will," "forecast," "future," "outlook," or other similar words, phrases, or expressions. These risks and uncertainties include factors such as (i) changes in the enforcement of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business, and failures to comply with existing or new laws or regulations, including those related to consumer protection, as well as an increased focus on our industry by federal and state regulatory authorities; (ii) our ability to execute on our multi-year strategic plan and achieve the benefits and outcomes we expect, including improving our business, centralizing key processes such as customer lease decisioning and payments, real estate optimization, enhancing our e-commerce platform and digital acquisition channels, enhancing and growing BrandsMart, and optimizing our cost structure; (iii) our ability to attract and retain key personnel and maintain their productivity, including due to the impact of the pending Merger; (iv) our ability to manage cybersecurity risks, disruptions or failures in our information technology systems and to protect the security of personal information of our customers and employees; (v) weakening general market and economic conditions, especially as they may affect retail sales, increased interest rates, unemployment and consumer confidence; (vi) the concentration of our stores in certain regions or limited markets; (vii) the current inflationary environment could result in increased labor, raw materials or logistics costs that we are unable to offset or accelerating prices that result in lower lease volumes; (viii) business disruptions due to political and economic instability resulting from global conflicts such as the Russia-Ukraine conflict and related economic sanctions and the conflict in Israel, Palestine and surrounding areas, as well as domestic civil unrest; (ix) any future potential pandemics, as well as related measures taken by governmental or regulatory authorities to combat the pandemic; (x) challenges faced by our business, including commoditization of consumer electronics, our high fixed-cost operating model and the ongoing labor shortage; (xi) increased competition from direct-to-consumer and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (xii) increases in lease merchandise write-offs; (xiii) any failure to realize the benefits expected from the acquisition of BrandsMart, including projected synergies; (xiv) the acquisition of BrandsMart may create risks and uncertainties which could materially and adversely affect our business and results of operations; (xv) our ability to successfully acquire and integrate businesses and to realize the projected results and expected benefits of acquisitions or strategic transactions; (xvi) our ability to maintain or improve market share in the categories in which we operate despite heightened competitive pressure; (xvii) our ability to improve operations and realize cost savings; (xviii) impacts on our existing business relationships with customers, suppliers, franchisees and others as a result of the pending Merger; (xix) diversion of management attention away from ongoing business concerns in order to focus on completion of the Merger; (xx) restrictions on the conduct of our business prior to the completion of the Merger; (xxi) our ability to complete the Merger including meeting outstanding closing conditions to the Merger, including obtaining shareholder approval and (xxii) the other risks and uncertainties discussed under "Risk Factors" in the Company’s most recent Annual Report on Form 10-K and from time to time in other documents that we file with the SEC. Statements in this news release that are "forward-looking" include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our financial performance outlook; and (iv) the Company’s goals, plans, expectations, and projections, including the expected timing of, and other considerations related to, the consummation of the Merger. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this news release.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in respect of the transaction between the Company and IQVentures. The Company expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the transaction. In connection with the transaction, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.aarons.com or by sending a written request to the Company in care of the Corporate Secretary, at The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.

Participants in the Merger Solicitation

The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the special meeting of shareholders. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on March 21, 2024 in connection with its 2024 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement related to the proposed transaction and other relevant materials to be filed with the SEC when they become available.

Contacts

Investor Relations:	InvestorRelations@aarons.com	Media Relations:	MediaRelations@aarons.com
Phone:	678-402-3590	Phone:	678-402-3591

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
(In Thousands, except per share amounts)	June 30,		June 30,
	2024	2023	2024	2023
REVENUES:
Lease Revenues and Fees	$335,658	$353,751	$681,667	$727,546
Retail Sales	139,549	148,046	276,478	298,592
Non-Retail Sales	22,062	22,800	44,704	46,735
Franchise Royalties and Other Revenues	5,856	5,775	11,773	11,860
	503,125	530,372	1,014,622	1,084,733
COSTS OF REVENUES:
Depreciation of Lease Merchandise and Other Lease Revenue Costs	108,275	117,400	220,815	242,541
Retail Cost of Sales	104,310	111,284	210,272	224,813
Non-Retail Cost of Sales	18,522	19,416	37,634	39,413
	231,107	248,100	468,721	506,767
GROSS PROFIT	272,018	282,272	545,901	577,966
OPERATING EXPENSES:
Personnel Costs	126,326	124,945	251,394	256,390
Other Operating Expenses, Net	126,563	121,670	258,498	245,815
Provision for Lease Merchandise Write-Offs	20,565	19,001	41,072	39,161
Restructuring Expenses, Net	2,928	4,835	10,826	10,124
Separation Costs	—	—	17	129
Acquisition-Related Costs	7,981	546	8,861	2,394
	284,363	270,997	570,668	554,013
OPERATING (LOSS) PROFIT	(12,345)	11,275	(24,767)	23,953
Interest Expense	(4,161)	(3,910)	(8,695)	(8,268)
Other Non-Operating Income, Net	256	637	893	1,209
(LOSS) EARNINGS BEFORE INCOME TAXES	(16,250)	8,002	(32,569)	16,894
INCOME TAX (BENEFIT) EXPENSE	(4,347)	1,485	(6,485)	(2,421)
NET (LOSS) EARNINGS	$(11,903)	$6,517	$(26,084)	$19,315

(LOSS) EARNINGS PER SHARE	$(0.39)	$0.21	$(0.85)	$0.63
(LOSS) EARNINGS PER SHARE ASSUMING DILUTION	$(0.39)	$0.21	$(0.85)	$0.62
WEIGHTED AVERAGE SHARES OUTSTANDING	30,785	30,993	30,669	30,894
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	30,785	31,307	30,669	31,274

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In Thousands)	June 30, 2024	December 31, 2023
ASSETS:
Cash and Cash Equivalents	$34,161	$59,035
Accounts Receivable (net of allowances of $9,203 at June 30, 2024 and $9,029 at December 31, 2023)	35,050	39,782
Lease Merchandise (net of accumulated depreciation and allowances of $410,185 at June 30, 2024 and $411,641 at December 31, 2023)	622,645	622,262
Merchandise Inventories, Net	88,517	90,172
Property, Plant and Equipment, Net	263,002	269,833
Operating Lease Right-of-Use Assets	447,405	465,824
Goodwill	55,750	55,750
Other Intangibles, Net	103,175	108,158
Income Tax Receivable	8,490	10,363
Prepaid Expenses and Other Assets	112,861	105,397
Total Assets	$1,771,056	$1,826,576
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$273,230	$292,175
Deferred Tax Liabilities	76,170	83,217
Customer Deposits and Advance Payments	62,830	68,391
Operating Lease Liabilities	485,377	502,692
Debt	215,763	193,963
Total Liabilities	1,113,370	1,140,438

SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at June 30, 2024 and December 31, 2023; Shares Issued: 37,189,351 at June 30, 2024 and 36,656,650 at December 31, 2023	18,595	18,328
Additional Paid-in Capital	756,207	750,751
Retained Earnings	32,252	66,202
Accumulated Other Comprehensive Loss	(257)	(1,355)
	806,797	833,926
Treasury Shares at Cost: 6,476,579 Shares at June 30, 2024 and 6,295,216 Shares at December 31, 2023	(149,111)	(147,788)
Total Shareholders’ Equity	657,686	686,138
Total Liabilities & Shareholders’ Equity	$1,771,056	$1,826,576

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(In Thousands) Unaudited	2024	2023
OPERATING ACTIVITIES:
Net (Loss) Earnings	$(26,084)	$19,315
Adjustments to Reconcile Net (Loss) Earnings to Cash (Used in) Provided by Operating Activities:
Depreciation of Lease Merchandise	217,175	238,783
Other Depreciation and Amortization	46,035	44,837
Provision for Lease Merchandise Write-Offs	41,072	39,161
Accounts Receivable Provision	20,342	21,111
Stock-Based Compensation	5,400	5,835
Deferred Income Taxes	(9,154)	(6,553)
Impairment of Assets	4,226	1,716
Non-Cash Lease Expense	60,553	58,755
Other Changes, Net	(5,015)	(3,398)
Changes in Operating Assets and Liabilities:
Lease Merchandise	(262,449)	(221,851)
Merchandise Inventories	1,655	3,285
Accounts Receivable	(15,613)	(13,019)
Prepaid Expenses and Other Assets	(3,752)	(6,935)
Income Tax Receivable	1,873	(4,504)
Operating Lease Right-of-Use Assets and Liabilities	(61,473)	(59,811)
Accounts Payable and Accrued Expenses	(16,139)	1,712
Customer Deposits and Advance Payments	(5,561)	(4,075)
Cash (Used in) Provided by Operating Activities	(6,909)	114,364
INVESTING ACTIVITIES:
Purchases of Property, Plant, and Equipment	(40,275)	(41,565)
Proceeds from Dispositions of Property, Plant, and Equipment	8,145	4,878
Proceeds from Other Investing-Related Activities	2,042	—
Cash Used in Investing Activities	(30,088)	(36,687)
FINANCING ACTIVITIES:
Borrowings (Repayments) on Swing Line Loans, Net	3,900	(19,250)
Proceeds from Revolver and Term Loan	21,094	31,094
Repayments on Revolver and Term Loan	(3,281)	(68,281)
Dividends Paid	(7,825)	(7,306)
Acquisition of Treasury Stock	—	(804)
Issuance of Stock Under Stock Option Plans	323	60
Shares Withheld for Tax Payments	(1,323)	(2,539)
Debt Modification Costs	(729)	—
Cash Provided by (Used in) Financing Activities	12,159	(67,026)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(36)	2
(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(24,874)	10,653
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	60,660	29,341
Cash and Cash Equivalents at End of Period:
Cash and Cash Equivalents	34,161	38,369
Restricted Cash included in Prepaid Expenses and Other Assets	1,625	1,625
Total Cash, Cash Equivalents, and Restricted Cash at End of Period	$35,786	$39,994

QUARTERLY REVENUES BY SEGMENT

	(Unaudited)
	Three Months Ended
(In Thousands)	June 30, 2024
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues[1]	Total
Lease Revenues and Fees	$335,658	$—	$—	$335,658
Retail Sales	5,804	135,420	(1,675)	139,549
Non-Retail Sales	22,062	—	—	22,062
Franchise Royalties and Fees	5,663	—	—	5,663
Other	193	—	—	193
Total Revenues	$369,380	$135,420	$(1,675)	$503,125

	(Unaudited)
	Three Months Ended
(In Thousands)	June 30, 2023
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues[1]	Total
Lease Revenues and Fees	$353,751	$—	$—	$353,751
Retail Sales	6,615	143,776	(2,345)	148,046
Non-Retail Sales	22,800	—	—	22,800
Franchise Royalties and Fees	5,588	—	—	5,588
Other	187	—	—	187
Total Revenues	$388,941	$143,776	$(2,345)	$530,372

1.Intersegment sales between BrandsMart and the Aaron's Business pertaining to BrandsMart Leasing, are recognized at retail prices. Since the intersegment profit affects sales, cost of goods sold, depreciation and inventory valuation, they are adjusted when intersegment profit is eliminated in consolidation.

SIX MONTHS REVENUES BY SEGMENT[1]

	(Unaudited)
	Six Months Ended
(In Thousands)	June 30, 2024
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues[1]	Total
Lease Revenues and Fees	$681,667	$—	$—	$681,667
Retail Sales	12,291	267,943	(3,756)	276,478
Non-Retail Sales	44,704	—	—	44,704
Franchise Royalties and Fees	11,392	—	—	11,392
Other	381	—	—	381
Total	$750,435	$267,943	$(3,756)	$1,014,622

	(Unaudited)
	Six Months Ended
(In Thousands)	June 30, 2023
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues[1]	Total
Lease Revenues and Fees	$727,546	$—	$—	$727,546
Retail Sales	14,933	287,934	(4,275)	298,592
Non-Retail Sales	46,735	—	—	46,735
Franchise Royalties and Fees	11,486	—	—	11,486
Other	374	—	—	374
Total	$801,074	$287,934	$(4,275)	$1,084,733

1.Intersegment sales between BrandsMart and the Aaron's Business pertaining to BrandsMart Leasing, are recognized at retail prices. Since the intersegment profit affects sales, cost of goods sold, depreciation and inventory valuation, they are adjusted when intersegment profit is eliminated in consolidation.

USE OF NON-GAAP FINANCIAL INFORMATION
Non-GAAP net earnings, non-GAAP diluted earnings per share, adjusted free cash flow, net debt, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2024 exclude certain charges including amortization expense resulting from acquisitions, restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, acquisition-related costs, and debt modification costs associated with the debt amendment entered into on February 23, 2024. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2023 exclude certain charges including amortization expense resulting from acquisitions, restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company and acquisition-related costs, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to non-GAAP Net Earnings and non-GAAP Earnings Per Share Assuming Dilution table in this news release.
The EBITDA and adjusted EBITDA figures presented in this news release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of revenue. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA table in this news release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arise from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

The adjusted free cash flow figures presented in this news release are calculated as the Company’s cash flows provided by operating activities, adjusted for acquisition-related transaction costs and proceeds from real estate transactions, less capital expenditures. Net debt represents total debt less cash and cash equivalents. Management believes that adjusted free cash flow and net debt are important measures of liquidity, provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management team in assessing liquidity.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company’s GAAP revenues and earnings before income taxes and GAAP cash provided by operating activities, which are also presented in the news release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and adjusted free cash flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION NON-GAAP NET (LOSS) EARNINGS AND NON-GAAP (LOSS) EARNINGS PER SHARE ASSUMING DILUTION

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
(In Thousands, except per share amounts)	June 30,		June 30,
	2024	2023	2024	2023
Net (Loss) Earnings	$(11,903)	$6,517	$(26,084)	$19,315
Income Taxes	(4,347)	1,485	(6,485)	(2,421)
(Loss) Earnings Before Income Taxes	$(16,250)	$8,002	$(32,569)	$16,894
Acquisition-Related Intangible Amortization Expense	2,486	2,594	4,982	5,240
Restructuring Expenses, Net	2,928	4,835	10,826	10,124
Separation Costs	—	—	17	129
Acquisition-Related Costs	7,981	546	8,861	2,394
Debt Modification Costs	—	—	563	—
Non-GAAP (Loss) Earnings Before Income Taxes	(2,855)	15,977	(7,320)	34,781

Income taxes, calculated using a non-GAAP Effective Tax Rate	(808)	3,743	(763)	2,073
Non-GAAP Net (Loss) Earnings	$(2,047)	$12,234	$(6,557)	$32,708

(Loss) Earnings Per Share Assuming Dilution	$(0.39)	$0.21	$(0.85)	$0.62
Acquisition-Related Intangible Amortization Expense	0.08	0.08	0.16	0.17
Restructuring Expenses, Net	0.10	0.15	0.35	0.32
Acquisition-Related Costs	0.26	0.02	0.29	0.08
Debt Modification Costs	—	—	0.02	—
Tax Effect of Non-GAAP adjustments	(0.11)	(0.07)	(0.19)	(0.14)
Non-GAAP (Loss) Earnings Per Share Assuming Dilution[1]	$(0.07)	$0.39	$(0.21)	$1.05

Weighted Average Shares Outstanding Assuming Dilution[2]	30,785	31,307	30,669	31,274

1.In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.
2.For the three and six months ended June 30, 2024, the GAAP Weighted Average Shares Outstanding Assuming Dilution were 30,785 and 30,669, compared to 31,307 and 31,274 in the comparable period of the prior year. There was no dilutive effect applied to the 30,785 or 30,669 2024 amounts due to the net GAAP loss incurred in those periods. The Non-GAAP Weighted Average Shares Outstanding Assuming Dilution were 30,785 and 30,669 during those same periods.

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION QUARTERLY ADJUSTED EBITDA BY SEGMENT

	(Unaudited)
(In Thousands)	Three Months Ended June 30, 2024
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination[1]	Total
Net Loss					$(11,903)
Income Taxes					(4,347)
Earnings (Loss) Before Income Taxes	$17,275	$(4,024)	$(29,396)	$(105)	$(16,250)
Interest Expense	—	—	4,161	—	4,161
Depreciation	18,793	1,518	202	—	20,513
Amortization	260	2,226	—	—	2,486
EBITDA	$36,328	$(280)	$(25,033)	$(105)	$10,910
Separation Costs	—	—	—	—	—
Restructuring Expenses, Net	—	—	2,928	—	2,928
Acquisition-Related Costs	—	—	7,981	—	7,981
Stock-Based Compensation	—	—	2,680	—	2,680
Adjusted EBITDA	$36,328	$(280)	$(11,444)	$(105)	$24,499

	(Unaudited)
	Three Months Ended June 30, 2023
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination[1]	Total
Net Earnings					$6,517
Income Taxes					1,485
Earnings (Loss) Before Income Taxes	$30,840	$1,083	$(23,833)	$(88)	$8,002
Interest Expense	—	—	3,910	—	3,910
Depreciation	18,287	1,164	222	—	19,673
Amortization	368	2,226	—	—	2,594
EBITDA	$49,495	$4,473	$(19,701)	$(88)	$34,179
Separation Costs	—	—	—	—	—
Restructuring Expenses, Net	—	—	4,835	—	4,835
Acquisition-Related Costs	—	—	546	—	546
Stock-Based Compensation	—	—	2,888	—	2,888
Adjusted EBITDA	$49,495	$4,473	$(11,432)	$(88)	$42,448

1.Intersegment sales between BrandsMart and the Aaron's Business pertaining to BrandsMart Leasing are recognized at retail prices. Since the intersegment profit affects sales, cost of goods sold, depreciation and inventory valuation, they are adjusted when intersegment profit is eliminated in consolidation.

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION SIX MONTHS ADJUSTED EBITDA BY SEGMENT

	(Unaudited)
(In Thousands)	Six Months Ended June 30, 2024
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination[1]	Total
Net Earnings					$(26,084)
Income Taxes					(6,485)
Earnings (Loss) Before Income Taxes	$36,009	$(10,445)	$(57,916)	$(217)	$(32,569)
Interest Expense	—	—	8,695	—	8,695
Depreciation	37,523	3,125	405	—	41,053
Amortization	530	4,452	—	—	4,982
EBITDA	$74,062	$(2,868)	$(48,816)	$(217)	$22,161
Separation Costs	—	—	17	—	17
Restructuring Expenses, Net	—	—	10,826	—	10,826
Acquisition-Related Costs	—	—	8,861	—	8,861
Stock Based Compensation	—	—	5,383	—	5,383
Adjusted EBITDA	$74,062	$(2,868)	$(23,729)	$(217)	$47,248

	(Unaudited)
(In Thousands)	Six Months Ended June 30, 2023
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination[1]	Total
Net Loss					$19,315
Income Taxes					(2,421)
Earnings (Loss) Before Income Taxes	$66,699	$195	$(49,804)	$(196)	$16,894
Interest Expense	—	—	8,268	—	8,268
Depreciation	36,570	2,583	444	—	39,597
Amortization	788	4,452	—	—	5,240
EBITDA	$104,057	$7,230	$(41,092)	$(196)	$69,999
Separation Costs	—	—	129	—	129
Restructuring Expenses, Net	—	—	10,124	—	10,124
Acquisition-Related Costs	—	—	2,394	—	2,394
Stock Based Compensation	—	—	5,680	—	5,680
Adjusted EBITDA	$104,057	$7,230	$(22,765)	$(196)	$88,326

1.Intersegment sales between BrandsMart and the Aaron's Business pertaining to BrandsMart Leasing, are recognized at retail prices. Since the intersegment profit affects sales, cost of goods sold, depreciation and inventory valuation, they are adjusted when intersegment profit is eliminated in consolidation.

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION ADJUSTED FREE CASH FLOW

	(Unaudited)
	Three Months Ended
	June 30,
(In Thousands)	2024	2023
Cash Provided by Operating Activities	$11,631	$53,404
Proceeds from Real Estate Transactions	496	585
Acquisition-Related Transaction Costs	1,209	3,407
Capital Expenditures	(19,334)	(21,356)
Adjusted Free Cash Flow	$(5,998)	$36,040

	(Unaudited)
	Six Months Ended
	June 30,
(In Thousands)	2024	2023
Cash (Used in) Provided by Operating Activities	$(6,909)	$114,364
Proceeds from Real Estate Transactions	5,960	1,663
Acquisition-Related Transaction Costs	2,015	4,124
Capital Expenditures	(40,275)	(41,565)
Adjusted Free Cash Flow	$(39,209)	$78,586

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION NET DEBT

(In Thousands)	June 30, 2024	March, 31 2024
Debt	$215,763	$212,913
Cash and Cash Equivalents	(34,161)	(41,036)
Net Debt	$181,602	$171,877